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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Computer Associates International, Inc.:

        We consent to the use of our audit report dated June 7, 2004 on the consolidated financial statements and schedule supporting such consolidated financial statements of Computer Associates International, Inc. and subsidiaries as of March 31, 2004 and 2003, and for each of the years in the three-year period ended March 31, 2004, included herein and to the reference to our firm under the heading "Experts" in the Registration Statement.

        As discussed in note 1 to the consolidated financial statements, effective April 1, 2003, the Company adopted the fair value method of accounting provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS 123."

        As discussed in note 1 to the consolidated financial statements, effective April 1, 2002, the Company adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets."

/s/ KPMG LLP
New York, New York June 23, 2004

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Consent of Independent Registered Public Accounting Firm